The Board of Directors
Jayark Corporation

We consent to incorporation by reference in the registration statement on Form S-8 of Jayark Corporation of our report dated August 9, 1995, relating to the consolidated balance sheets of Jayark Corporation and subsidiaries as of April 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1995, which report appears in the April 30, 1995 annual report on Form 10-K of Jayark Corporation .

Houston, Texas
August 14, 1995